Exhibit 99.1

For Immediate Release	Contact: Fahy Remillard
December 11, 2007	1-888-5-STRATA, ext. 5231

Strata Bank Names New Chief Financial Officer, Executive Vice President

FRANKLIN, Mass. Pamela J. Montpelier, President & CEO of Strata Bank today announced the appointment of Mark L. Abbate, CPA as Executive Vice President and Chief Financial Officer

Mr. Abbate has over 25 years of progressive and diverse experience at both large and small financial institutions and in his previous positions has directed general accounting, financial reporting, budgeting and forecasting, tax filings, internal control compliance, and customer information and analysis.

He began his career at Deloitte & Touche in Los Angeles and worked for several financial institutions over the next 20 years. He returned to New England in 2000 and was appointed Vice President and Controller of FIRSTFED America Bancorp, Inc. in Swansea, an institution with over $2 billion in assets before it was sold to Webster Bank in 2004. Most recently, he worked at Resources Global Professionals in Boston where he provided project consulting leadership for companies in need of finance, accounting and risk management support, including Sarbanes Oxley internal control review and compliance.

As a member of Strata Bank’s senior management team, Mr. Abbate will be responsible for overseeing the bank’s financial activities that include: internal and external reporting, SEC reporting, Sarbanes Oxley 404 compliance, taxes, and budgeting. He will assist in strategic planning and will lead the bank’s finance department.

“After a lengthy search with many qualified candidates, I am pleased that Mark will be joining our Senior Management Team,” said Montpelier. “His depth of experience combined with outstanding leadership skills and diverse financial background will assist us in our ability to continue to grow in this marketplace.”

“This position will enable me to leverage my previous experiences in banking, senior management accounting and finance,” said Abbate. “I look forward to joining the Strata team and feel that I can assist the bank with its long term goals, including achievement of a higher level of financial performance. I look forward to using my skills to help move the bank forward as it continues to provide its customers with high touch service.”

Mr. Abbate is a graduate of California State University in Long Beach and holds a Bachelor of Science Degree in Business Administration with a major in Accounting. He resides in Barrington, Rhode Island with his wife and daughter.

Established in 1871, Strata Bank has assets in excess of $410 million and operates eight full-service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis. Nationally known bank-rating companies have consistently awarded Strata Bank excellent ratings for financial strength. Strata Bank is an FDIC and DIF insured institution.